Exhibit 99.2

HomeLink® Business of
Johnson Controls, Inc.
Combined Financial Statements

HomeLink® Business of Johnson Controls, Inc.

Independent Auditor's Report

To the Board of Directors and Shareholders of Johnson Controls, Inc.

We have audited the accompanying combined financial statements of the HomeLink® Business of Johnson Controls, Inc., which comprise the combined statements of financial position as of September 27, 2013 and September 30, 2012, and the related combined statements of income, comprehensive income (loss), cash flows, and invested equity for the periods ended September 27, 2013, and September 30, 2012 and 2011.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the HomeLink® Business of Johnson Controls, Inc. at September 27, 2013 and September 30, 2012, and the results of their operations and their cash flows for the years ended September 27, 2013 and September 30, 2012 and 2011 in accordance with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers LLP
November 13, 2013
Milwaukee, Wisconsin

HomeLink® Business of Johnson Controls, Inc.
Combined Statements of Income

	Year Ended
(in thousands)	September 27, 2013	September 30, 2012	September 30, 2011

Net sales	$145,901	$143,191	$123,295
Cost of sales	58,833	56,597	50,220

Gross profit	87,068	86,594	73,075

Selling, general and administrative expenses	(12,213)	(10,678)	(8,729)
Non-operating income	—	—	24,114

Income before income taxes	74,855	75,916	88,460

Provision for income taxes	25,551	26,307	31,285

Net income	49,304	49,609	57,175

Income attributable to noncontrolling interests	—	—	—

Net income attributable to HomeLink® Business	$49,304	$49,609	$57,175

The accompanying notes are an integral part of the financial statements.

HomeLink® Business of Johnson Controls, Inc.
Combined Statements of Comprehensive Income (Loss)

	Year Ended
(in thousands)	September 27, 2013	September 30, 2012	September 30, 2011

Net income	$49,304	$49,609	$57,175

Other comprehensive income, net of tax:
Foreign currency translation adjustments	29	(255)	(19)

Other comprehensive income (loss)	29	(255)	(19)

Total comprehensive income (loss)	49,333	49,354	57,156

Comprehensive income (loss) attributable to noncontrolling interests	—	—	—

Comprehensive income (loss) attributable to the HomeLink® Business	$49,333	$49,354	$57,156

The accompanying notes are an integral part of the financial statements.

HomeLink® Business of Johnson Controls, Inc.
Combined Statements of Financial Position

(in thousands)	September 27, 2013	September 30, 2012

Assets

Accounts receivable	$13,185	8,805
Accounts receivable from the Parent	4,912	3,811
Inventories	4,430	3,468
Royalty receivable	8,409	9,115
Other current assets	984	593
Current assets	31,920	25,792

Property, plant and equipment - net	3,115	3,110
Goodwill	86,239	86,239
Total assets	$121,274	$115,141

Liabilities and Invested Equity

Accounts payable	$5,724	$6,352
Accrued compensation and benefits	143	119
Accrued royalties	8,913	8,013
Accrued legal fees	13	3,000
Factored tooling liability	834	374
Other current liabilities	279	311
Current liabilities	15,906	18,169

Deferred royalties	1,400	1,800
Long-term liabilities	1,400	1,800

Parent's net investment	103,795	95,028
Accumulated other comprehensive income	173	144
Invested equity attributable to HomeLink® Business	103,968	95,172
Noncontrolling interests	—	—
Total invested equity	103,968	95,172
Total liabilities and invested equity	$121,274	$115,141

The accompanying notes are an integral part of the financial statements.

HomeLink® Business of Johnson Controls, Inc.
Combined Statements of Cash Flows

	Year Ended
(in thousands)	September 27, 2013	September 30, 2012	September 30, 2011
Operating Activities
Net income attributable to HomeLink® Business	$49,304	$49,609	$57,175
Income attributable to noncontrolling interests	—	—	—
Net income	49,304	49,609	57,175
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	868	720	683
Changes in assets and liabilities:
Receivables	(5,481)	3,568	(285)
Inventories	(962)	1,030	189
Other assets	316	(2,630)	735
Accounts payable and accrued liabilities	(2,677)	3,268	5,920
Cash provided by operating activities	41,368	55,565	61,827

Investing Activities
Capital expenditures	(831)	(760)	(465)
Cash used by investing activities	(831)	(760)	(465)

Financing Activities
Net transfers to Parent	(40,537)	(54,805)	(61,362)
Cash used by financing activities	(40,537)	(54,805)	(61,362)
Effect of exchange rate changes on cash and cash equivalents	—	—	—
Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and cash equivalents at end of period	$—	$—	$—

.

The accompanying notes are an integral part of the financial statements.

HomeLink® Business of Johnson Controls, Inc.
Combined Statements of Invested Equity

(in thousands)	Total Invested Equity	Parent's Net Investment	Accumulated Other Comprehensive Income (Loss)
At September 30, 2010	$104,829	$104,411	$418
Comprehensive income:
Net income	57,175	57,175	—
Foreign currency translation adjustments	(19)	—	(19)
Other comprehensive income (loss)	(19)
Comprehensive income	57,156
Change in Parent's net investment	(61,362)	(61,362)	—
At September 30, 2011	100,623	100,224	399
Net income	49,609	49,609	—
Foreign currency translation adjustments	(255)	—	(255)
Other comprehensive income (loss)	(255)
Comprehensive income	49,354
Change in Parent's net investment	(54,805)	(54,805)	—
At September 30, 2012	$95,172	$95,028	$144
Net income	49,304	49,304	—
Foreign currency translation adjustments	29	—	29
Other comprehensive income	29
Comprehensive income	49,333
Change in Parent's net investment	(40,537)	(40,537)	—
At September 30, 2013	$103,968	$103,795	$173

The accompanying notes are an integral part of the financial statements.

HomeLink® Business of Johnson Controls, Inc.
Notes to Combined Financial Statements

1.BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Separation

In March 2013, Johnson Controls, Inc. (“JCI”) announced publicly that it was exploring options to divest its Automotive Experience Electronics Business. In July 2013, JCI announced that it signed a definitive agreement to sell its Automotive Experience Electronics's HomeLink® product line (“HomeLink®” or the “Business”) to Gentex Corporation (“Gentex”) of Zeeland, Michigan. On September 27, 2013, the HomeLink® business was sold to Gentex. HomeLink® is a radio-frequency ("RF") device used to open garage door and estate gates, and turn on home lighting. Sales are primarily to suppliers of major automakers in North America and Europe. HomeLink® has engineering and manufacturing operations located in North America and Europe.

These combined financial statements reflect the combined historical results of the operations, financial position and cash flows of the HomeLink® Business. Unless otherwise indicated, references in these notes to the combined financial statements to “we”, “us” and “our” refer to the HomeLink® Business and its combined operations. References in these notes to the combined financial statements to “Parent” refer to JCI, the Automotive Experience Electronics Business and their consolidated subsidiaries.

Basis of Presentation

These combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of JCI as if HomeLink® had been operating as a stand-alone business for all periods presented. These statements have been prepared in accordance with generally accepted accounting principles in the U.S. (“ U.S. GAAP”). The assets and liabilities in the combined financial statements have been reflected on a historical cost basis, as included in the historical consolidated statements of financial position of JCI. The combined statements of income include allocations for certain support functions that are provided on a centralized basis by the Parent and subsequently recorded at the business unit level, such as expenses related to employee benefits, finance, human resources, risk management, information technology, facilities, and legal, among others. These expenses have been allocated to HomeLink® on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of combined sales, headcount or other measures of HomeLink® or the Parent. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the combined financial statements may not include all actual expenses that would have been incurred by HomeLink® and may not reflect the combined results of operations, financial position and cash flows had it been a stand-alone business during the periods presented. Actual costs that would have been incurred if HomeLink® had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Principles of Combination

The combined financial statements include certain assets and liabilities that have historically been held at the Parent level but are specifically identifiable or otherwise attributable to HomeLink®. All significant intercompany transactions and accounts within HomeLink®'s combined businesses have been eliminated. All intercompany transactions between the Business and the Parent have been included in these combined financial statements as Parent's net investment. Expenses related to corporate allocations from the Parent to the Business are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded. In addition, transactions between the Business and the Parent's other businesses have been classified as related party, rather than intercompany, in the combined financial statements. See Note 7, “Related Party Transactions, Parent's Net Investment and Significant Transactions,” of the notes to the combined financial statements for further details.

Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. The combined financial statements reflect management's estimates as of the reporting date. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of accounts receivable and accounts payable approximate their carrying values.

Cash and Cash Equivalents

Cash is managed by legal entity with cash pooling agreements in place for participating businesses within each cash pool master. Transfers of cash to and from the Parent's cash management system are reflected as a component of Parent's net investment in the combined statements of financial position. Accordingly, the cash and cash equivalents held by the Parent were not attributed to HomeLink® for any of the periods presented, as legal ownership remained with the Parent for each period presented.

Receivables

Receivables consist of amounts billed and currently due from customers and revenues that have been recognized for accounting purposes but not yet billed to customers. The Business extends credit to customers in the normal course of business and maintains an allowance for doubtful accounts resulting from the inability or unwillingness of customers to make required payments. The allowance for doubtful accounts is based on historical experience, existing economic conditions and any specific customer collection issues the Business has identified.

The Business has also recorded receivables related to arrangements with businesses included in the Parent's legal entity structure as related party transactions in the combined statements of financial position. Refer to Note 7, “Related Party Transactions, Parent's Net Investment and Significant Transactions,” of the notes to the combined financial statements for disclosures regarding related party transactions.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Finished goods and work-in-process inventories include material, labor and manufacturing overhead costs. The value of inventory unique to HomeLink® was directly allocated to the HomeLink® Business. An allocation was performed for inventory common between the HomeLink® Business and the Automotive Experience Electronics Business within the combined HomeLink® financial statements. For each raw material inventory component used among the HomeLink® product line and other product lines for the Automotive Experience Electronics Business, a ratio of HomeLink® volume sold divided by total product volume containing the common component was applied to the component inventory value to determine the inventory allocated to the combined HomeLink® financial statements.

Pre-Production Costs Related to Long-Term Supply Arrangements

The Business's policy for engineering, research and development, and other design and development costs related to products that will be sold under long-term supply arrangements requires such costs to be expensed as incurred or capitalized if reimbursement from the customer is contractually assured. Income related to recovery of these costs is recorded within selling, general and administrative expense in the combined statements of income. At September 27, 2013 and September 30, 2012, the amounts recorded within the combined statements of financial position for engineering and research and development costs for which customer reimbursement is contractually assured was not significant.

Costs for molds, dies and other tools used to make products that will be sold under long-term supply arrangements are capitalized within property, plant and equipment if the Business has title to the assets or has the non-cancelable right to use the assets during the term of the supply arrangement. Capitalized items, if specifically designed for a supply arrangement, are amortized over the term of the arrangement; otherwise, amounts are amortized over the estimated useful lives of the assets. The carrying values of assets capitalized in accordance with the foregoing policy are periodically reviewed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. At September 27, 2013 and September 30, 2012, the costs for molds, dies and other tools capitalized within property, plant and equipment which represented assets to which the Business had title was not significant. In addition, at September 27, 2013 and September 30, 2012, the Business recorded within the combined statements of financial position in other current assets approximately $1.0 million and $0.5 million, respectively, of costs for molds, dies and other tools for which customer reimbursement is contractually assured.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. The estimated useful lives range from 3 to 40 years for buildings and improvements and from 3 to 15 years for machinery and equipment.

Goodwill and Other Intangible Assets

The Business had one historical acquisition related to the HomeLink® Business and, as a result, goodwill related to this transaction is included in the combined financial statements. The acquisition included operations related to both the Business and another business under the Parent's legal structure, thus required an allocation of a portion of the goodwill to HomeLink®. This allocation was performed under the relative fair value approach at the date of the acquisition.

Goodwill reflects the cost of an acquisition in excess of the fair values assigned to identifiable net assets acquired. The Business reviews goodwill for impairment during the fourth fiscal quarter or more frequently if events or changes in circumstances indicate the asset might be impaired. The Business conducts business in one operating segment, and also, one reporting unit. This reporting unit was identified by the Business based on how resources are allocated and operating decisions are made. Management evaluates performance and allocates resources based on operating profit or loss of the Business as a whole. The Business performs impairment reviews for its reporting unit using a fair value method based on management's judgments and assumptions or third party valuations. The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants at the measurement date. In estimating the fair value, the Business uses multiples of earnings based on the average of historical, published multiples of earnings of comparable entities with similar operations and economic characteristics. In certain instances, the Business uses discounted cash flow analyses to further support the fair value estimates. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, “Fair Value Measurements and Disclosures.” The estimated fair value is then compared with the carrying amount of the reporting unit, including recorded goodwill. The Business is subject to financial statement risk to the extent that the carrying amount exceeds the estimated fair value. The impairment testing performed by the Business in the fourth quarter of fiscal year 2013 and 2012 indicated that the estimated fair value of its reporting unit substantially exceeded its corresponding carrying amount including recorded goodwill, and as such, no impairment existed at September 27, 2013 and September 30, 2012. It was determined that the Business's reporting unit was not at risk of failing step one of the goodwill impairment test. The Business's goodwill balance at September 27, 2013 and September 30, 2012 was $86.2 million.

Impairment of Long-Lived Assets

The Business reviews long-lived assets, including property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the asset's carrying amount may not be recoverable. The Business conducts its long-lived asset impairment analyses in accordance with ASC 360-10-15, “Impairment or Disposal of Long-Lived Assets.” ASC 360-10-15 requires the Business to group assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities and evaluate the asset group against the sum of the undiscounted future cash flows. If the undiscounted cash flows do not indicate that the carrying amount of the asset is recoverable, an impairment charge is measured as the amount by which the carrying amount of the asset group exceeds its fair value based on discounted cash flow analysis or appraisals.

Short-Term and Long-Term Debt

From a historical perspective, the short-term and long-term third-party debt has been held by the Parent, and has not been recorded for each respective business in the Parent's operating structure. For purposes of the combined financial statements, no short-term or long-term debt recorded by the Parent has been pushed-down to the Business in the combined financial statements because the Business will not assume the debt of the Parent (either presently or in a planned transaction in the future), the proceeds of the sale of the Business by the Parent are not required to be used to retire all or a part of the Parent's third-party debt, and the Business does not guarantee or pledge its assets as collateral for the Parent's debt.

In addition to the third-party short-term and long-term debt held by the Parent, the Business has historically utilized intercompany loans with the Parent. In the normal course of business operations, the Parent provided intercompany loans to its legal entities to fund working capital or, in limited cases, acquisitions. As these loans were not executed between the Business and a third-party and will not be repaid by the Business to the Parent, they have been reflected within Parent's net investment in the combined financial statements.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, the price is fixed or determinable, the product has been delivered and collectability is reasonably assured.

The Business has significant sales to JCI and Gentex. In fiscal year 2013, JCI and Gentex exceeded 10% of combined net sales at 45% and 11%, respectively. In fiscal year 2012, JCI and Gentex exceeded 10% of combined net sales at 48% and 19%, respectively. In fiscal year 2011, JCI and Gentex exceeded 10% of combined net sales at 44% and 20%, respectively.

The Business also has significant sales to the automotive industry. In fiscal year 2013, General Motors Corporation and Chrysler LLP exceeded 10% of combined sales at 13% and 10%, respectively. In fiscal years 2012 and 2011, no customer exceeded 10% of combined net sales.

Research and Development Costs

Expenditures for research activities relating to product development and improvement are charged against income as incurred and included within selling, general and administrative expenses in the combined statements of income. Such expenditures for the years ended September 27, 2013 and September 30, 2012 and 2011 were $5.1 million, $4.7 million and $3.8 million, respectively.

A portion of the costs associated with these activities is reimbursed by customers and, for the fiscal years ended September 27, 2013 and September 30, 2012 and 2011 were $0.7 million, $2.0 million and $1.8 million, respectively.

Foreign Currency Translation

The Business's international operations use the respective local currency or U.S. dollar as the functional currency. Assets and liabilities of international entities have been translated at period-end exchange rates, and income and expenses have been translated using average exchange rates for the period. Monetary assets and liabilities denominated in non-functional currencies are adjusted to reflect period-end exchange rates. The resulting translation adjustments are accumulated as a component of accumulated other comprehensive income. The aggregate transaction gains (losses) included in net income for the years ended September 27, 2013 and September 30, 2012 and 2011 was not significant.

Non-operating Income

The Business recorded a one-time $24.1 million gain related to a litigation settlement for HomeLink®, which was reported as non-operating income for fiscal 2011.

Income Taxes

The income tax provision in the combined statements of income has been calculated as if the HomeLink® Business filed separate tax returns and was operating as a stand-alone business for each period presented. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of HomeLink®'s actual tax balances prior to or subsequent to the separation. The Business's operations have historically been included in the Parent's U.S. federal and state tax returns or non-U.S. jurisdiction tax returns.

The Business accounts for income taxes in accordance with ASC 740, “Income Taxes.” ASC 740 requires an asset and liability approach for financial accounting and reporting for income taxes. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established where management determines that it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Because portions of the Business's operations are included in the Parent's tax returns, payments to certain tax authorities are made by the Parent, and not by the Business. The Business does not maintain taxes payable to/from the Parent and the balances are deemed to settle the annual current tax payable balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in the Parent's net investment.

The Business recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the combined financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Business has not recorded any unrecognized tax benefits in these stand-alone business financial statements.

Derivative Financial Instruments

The Parent has written policies and procedures that place all financial instruments under the direction of corporate treasury and restrict all derivative transactions to those intended for hedging purposes. The use of financial instruments for speculative purposes is strictly prohibited. The Business uses financial instruments to manage the market risk from changes in foreign exchange rates.

The Business has global operations and participates in the foreign exchange markets to minimize its risk of loss from fluctuations in foreign currency exchange rates. The Business primarily uses foreign currency exchange contracts to hedge certain of its foreign exchange rate exposures. The Business hedges 70% to 90% of the nominal amount of each of its known foreign exchange transactional exposures.

The fair values of all derivatives are recorded in the combined statements of financial position. The change in a derivative's fair value is recorded each period in current earnings or accumulated other comprehensive income, depending on whether the derivative is designated as part of a hedge transaction and if so, the type of hedge transaction. The fair values of derivative instruments and hedging activities included in the Business's combined statements of financial position were immaterial for the fiscal years ended September 27, 2013 and September 30, 2012 and 2011.

Pension and Postretirement Benefits

The Business participates in various defined benefit plans. All defined benefit plans in which the HomeLink® Business participates relate to plans sponsored by the Parent and for which other wholly-owned subsidiaries (other than HomeLink®) of the Parent participate (the “Shared Plans”).

Under the guidance in ASC 715, “Compensation - Retirement Benefits,” the Business accounts for the Shared Plans as multiemployer plans, recording contributions to the pension plans as an allocation of net periodic benefit costs associated with the Business's employees. Expenses related to the employees' participation in the Shared Plans were calculated using a proportional allocation based on headcount and payroll expense for the Business's employees. The pension expense allocation related to the Shared Plans under the multiemployer approach contains all components of the periodic benefit cost, including interest and service costs and was recorded as a component of selling, general and administrative expenses in the combined statements of income. These amounts were immaterial for the years ended September 27, 2013 and September 30, 2012 and 2011.

Parent's Net Investment

Parent's net investment includes the Parent's investment in the Business and the net amounts due to or due from the Parent. Recorded amounts reflect capital contributions and/or dividends as well as the results of operations and other comprehensive income (loss). The Parent's net investment in the Business is discussed in further detail in Note 7, “Related Party Transactions, Parent's Net Investment and Significant Transactions,” of the notes to the combined financial statements.

New Accounting Pronouncements

In July 2013, the FASB issued Accounting Standards Update (ASU) No. 2013-11, "Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a similar Tax Loss, or a Tax Credit Carryforward Exists." ASU No. 2013-11 clarifies that companies should present an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss or a tax credit carryforward. ASU No. 2013-13 will be effective prospectively for the Business for the quarter ending December 31, 2014, with early adoption permitted. The adoption of this guidance will have no impact on the Business's combined financial condition or results of operations.

In March 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." ASU No. 2013-05 clarifies when companies should release the cumulative translation adjustment (“CTA”) into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. Additionally, ASU No. 2013-05 states that CTA should be released into net income upon an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date (step acquisition). ASU No. 2013-05 will be effective prospectively for the Business for the year ending September 30, 2016, with early adoption permitted. The significance of this guidance for the Business is dependent on any future derecognition events involving the Business's foreign entities.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." ASU No. 2013-02 requires companies to provide information about the amounts reclassified out of accumulated other comprehensive income by component. Additionally, companies are required to disclose these reclassifications by each respective line item on the statements of income. ASU No. 2013-02 is effective for the Business for the year ending September 30, 2015, though the Business has early adopted as permitted. The adoption of this guidance had no impact on the Business's combined financial condition or results of operations. Refer to Note 5, "Accumulated Other Comprehensive Income (Loss)," of the notes to combined financial statements for disclosures regarding other comprehensive income.

In July 2012, the FASB issued Accounting Standards Update (ASU) No. 2012-02, “Intangibles - Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment.” ASU No. 2012-02 provides companies an option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, as a result of the qualitative assessment, it is determined that it is not more likely than not that the indefinite-lived intangible assets is impaired, then the Business is not required to take further action. ASU No. 2012-02 was effective for the Business for impairment tests of indefinite-lived intangible assets performed in the fiscal year ended September 27, 2013. The adoption of this guidance had no impact on the Business's combined financial condition and results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles - Goodwill and Other (Topic 350): Testing Goodwill for Impairment.” ASU No. 2011-08 provides companies an option to perform a qualitative assessment to determine whether further goodwill impairment testing is necessary. If, as a result of the qualitative assessment, it is determined that it is more likely than not that a reporting unit's fair value is less than its carrying amount, the two-step quantitative impairment test is required. Otherwise, no further testing is required. ASU No. 2011-08 was effective for the Business for goodwill impairment tests performed in the fiscal year ended September 27, 2013. The adoption of this guidance had no impact on the Business's combined financial condition and results of operations.

In June 2011, the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of shareholders' equity. All non-owner changes in shareholders' equity instead must be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU No. 2011-05 was effective for the Business for the year ended September 27, 2013. The adoption of this guidance had no impact on the Business's combined financial condition or results of operations. Refer to Note 5, "Accumulated Other Comprehensive Income (Loss)," of the notes to combined financial statements for disclosures regarding other comprehensive income.

2.INVENTORIES

Inventories consisted of the following (in thousands):

	September 27, 2013	September 30, 2012
Raw materials and supplies	$2,876	$1,308
Work-in-process	267	529
Finished goods	1,287	1,631
Inventories	$4,430	$3,468

3.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following (in thousands):

	September 27, 2013	September 30, 2012
Buildings and improvements	$782	$782
Machinery and equipment	5,865	4,734
Land	401	401
Total property, plant and equipment	7,048	5,917
Less accumulated depreciation	(3,933)	(2,807)
Property, plant and equipment - net	$3,115	$3,110

4.    ROYALTY INCOME AND EXPENSE

The Business licenses the HomeLink® technology to Gentex to use in the components they manufacture. As a result of this licensing arrangement, for the years ended September 27, 2013 and September 30, 2012 and 2011, the Business recorded within selling, general and administrative expense in the combined statements of income royalty income of $34.3 million, $29.9 million and $18.7 million, respectively. The royalty fee was based upon the unit volumes sold by Gentex containing the HomeLink® technology multiplied by the contractual royalty rate. The actual royalty fee amounts from Gentex are provided quarterly to the Business. The Business accrues the royalty income based on Gentex's actual sales volumes. The royalty income payment from Gentex is received quarterly. At September 27, 2013 and September 30, 2012, the Business recorded within the combined statements of financial position a royalty receivable of $8.4 million and $9.1 million, respectively. At September 27, 2013 and September 30, 2012, the Business also recorded within the combined statements of financial position deferred royalties of $1.4 million and $1.8 million, respectively, related to the renewal of the licensing arrangement with Gentex in fiscal 2012.
The Business pays a royalty fee to certain manufacturers to ensure the compatibility of the HomeLink® technology with the manufacturers' overhead door systems. As a result of the compatibility arrangements, for the years ended September 27, 2013 and September 30, 2012 and 2011, the Business recorded within selling, general and administrative expense in the combined statements of income royalty expense of $32.9 million, $28.4 million and $17.5 million, respectively. The royalty fee was based upon the HomeLink® unit volumes sold by the Business and unit volumes sold by a third party customer containing the HomeLink® technology multiplied by the contractual royalty rate. The actual royalty fee amounts from the third party customer are provided quarterly to the Business. The Business accrues the royalty expense based on actual Business and third party customer sales volumes. The royalty expense is paid quarterly. At September 27, 2013 and September 30, 2012, the Business recorded within the combined statements of financial position accrued royalties of $8.9 million and $8.0 million, respectively.

5.    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) were as follows (in thousands, net of tax):

	Year Ended
	September 27, 2013	September 30, 2012
Foreign currency translation adjustments
Balance at beginning of period	$144	$399
Aggregate adjustment for the period	29	(255)
Accumulated other comprehensive income, end of period	$173	$144

6.INCOME TAXES

The income tax provision in the combined statements of income has been calculated as if the HomeLink® Business filed separate income tax returns and was operating as a stand-alone business for each period presented. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of HomeLink®'s actual tax balances prior to or subsequent to the separation. The Business's operations have historically been included in the Parent's U.S. federal and state tax returns or non-U.S. jurisdiction tax returns.

The Parent's global tax model has been developed based upon its entire portfolio of business. Accordingly, the Business's tax results as presented are not necessarily indicative of future performance and do not necessarily reflect the results that would have been generated as an independent business for the periods presented.

Because portions of the Business's operations are included in the Parent's tax returns, payments to certain tax authorities are made by the Parent, and not by the Business. The Business does not maintain taxes payable to/from the Parent and the balances are deemed to settle the annual current tax payable balances immediately with the legal tax-paying entities in the respective jurisdictions. These settlements are reflected as changes in the Parent's net investment.

The more significant components of the Business’s income tax provision are as follows (in thousands):

	Year Ended
	September 27, 2013	September 30, 2012	September 30, 2011

Tax expense at federal statutory rate	$26,199	$26,571	$30,961
State income taxes, net of federal benefit	2,318	2,815	3,392
Foreign income tax expense at different rates and foreign losses without tax benefits	(2,966)	(3,079	(3,068
Provision for income taxes	$25,551	$26,307	$31,285

Provision for Income Taxes

Components of the provision for income taxes were as follows (in thousands):

	Year Ended
	September 27, 2013	September 30, 2012	September 30, 2011
Current
Federal	$11,685	$12,354	$16,607
State	3,068	3,734	4,627
Foreign	10,798	10,219	10,051
Provision for income taxes	$25,551	$26,307	$31,285

Combined domestic income before income taxes and noncontrolling interests for the fiscal years ended September 27, 2013 and September 30, 2012 and 2011 was income of $34.1 million, $35.9 million and $47.5 million, respectively. Combined foreign income before income taxes and noncontrolling interests for the fiscal years ended September 27, 2013 and September 30, 2012 and 2011 was income of $40.8 million, $40.0 million and $41.0 million, respectively.

The Business has not provided additional U.S. income taxes on approximately $121.8 million of undistributed earnings and profits of controlled foreign corporations. Such earnings could become taxable upon the sale or liquidation of these controlled foreign corporations or upon dividend repatriation. The Business's intent is for such earnings to be reinvested by the controlled foreign corporations. It is not practicable to estimate the amount of unrecognized withholding taxes and deferred tax liability on such earnings.

7.	RELATED PARTY TRANSACTIONS, PARENT'S NET INVESTMENT AND SIGNIFICANT TRANSACTIONS

Related Party Transactions

HomeLink® generates sales and accounts receivable in transactions with the Parent. Under the Parent's reporting structure, these transactions would have been classified as intercompany and eliminated in consolidation. However, in the HomeLink® stand-alone combined financial statements, these transactions are recorded as related party transactions. The following table sets forth the net sales to the Parent included in the combined statements of income (in thousands):

	Year Ended
	September 27, 2013	September 30, 2012	September 30, 2011

Net sales to the Parent	$65,815	$68,426	$53,648

The gross profit on sales to the Parent are comparable to the gross profit on sales to third party customers.

The following table sets forth the amount of accounts receivable due from the Parent in the combined statements of financial position (in thousands):

	September 27, 2013	September 30, 2012

Accounts receivable from the Parent	$4,912	$3,811

Corporate Allocations and Parent's Net Investment

The combined statements of income include allocations for certain support functions that are provided on a centralized basis by the Parent and subsequently recorded at the business unit level, such as expenses related to employee benefits, finance, human resources, risk management, information technology, facilities, and legal, among others. These expenses have been allocated to HomeLink® on the basis of direct usage when identifiable, with the remainder allocated on a proportional basis of combined sales, headcount or other measures of HomeLink® or the Parent. Management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocating general corporate expenses from the Parent, are reasonable. Nevertheless, the combined financial statements may not include all actual expenses that would have been incurred by HomeLink® and may not reflect the combined results of operations, financial position and cash flows had it been a stand-alone business during the periods presented. Actual costs that would have been incurred if HomeLink® had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure. The corporate allocations made during the fiscal years ended September 30, 2013, 2012 and 2011 were $11.4 million, $10.0 million and $8.5 million, respectively.

Costs related to the sale of the Automotive Experiences Electronics business, including the HomeLink® product line, of approximately $19.7 million have been incurred by the Parent for the year ended September 27, 2013. These costs include accounting, legal, consulting and advisory fees. The Parent has assumed all of these divestiture costs incurred to date, and the Parent anticipates that it will be responsible for all similar costs incurred prior to the divestitures. Therefore, no transaction costs incurred by the Parent were allocated to the HomeLink® Business in these combined financial statements.

In addition to the transactions discussed above, certain intercompany transactions between HomeLink® and the Parent have not been recorded as related party transactions. These transactions are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined statements of financial position as Parent's net investment.

Significant Transactions

HomeLink® generates sales, royalty income, accounts receivable and royalty receivable in transactions with Gentex. The following table sets forth the net sales to Gentex included in the combined statements of income (in thousands):

	Year Ended
	September 27, 2013	September 30, 2012	September 30, 2011

Net sales to Gentex	$16,335	$26,742	$24,333
Royalty income from Gentex	34,252	29,903	18,714

The following table sets forth the amount of accounts receivable and royalty balances related to Gentex in the combined statements of financial position (in thousands):

	September 27, 2013	September 30, 2012

Accounts receivable from Gentex	$2,920	$2,683
Royalty receivable from Gentex	8,409	9,115
Deferred royalties from Gentex	1,400	1,800

Refer to Note 4, "Royalty Income and Expense," of the notes to combined financial statements for disclosures regarding royalty income from Gentex.

8.	SUBSEQUENT EVENTS

ASC 855, “Subsequent Events,” requires disclosure of the date through which subsequent events have been evaluated, as well as whether the date is the date the financial statements were issued or the date the financial statements were available to be issued. The Business has evaluated subsequent events through November 13, 2013, the date the financial statements were issued. No significant subsequent events have occurred through this date requiring adjustment to the financial statements or disclosures.